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                                                                   Exhibit 10.30



            Amendment No. 1, dated as of October 1, 2001 (this "Amendment"), to the Interest Purchase Agreement (the "Purchase Agreement"), dated as of July 23, 2001, among Instinet Group Incorporated, a Delaware corporation ("Buyer"), and Overunder, LLC, a Delaware limited liability company, David G. Jamail, an individual residing in Austin, Texas, David R. Burch, an individual residing in Austin, Texas, John A. McEntire IV, an individual residing in Austin, Texas, John Bunda, an individual residing in Austin, Texas, Laura Horne, an individual residing in Austin, Texas, Currin Van Eman, an individual residing in Austin, Texas, any Drag-Along Partners (as defined in the Purchase Agreement) (collectively, the "Sellers") and Shayne Young, an individual residing in Austin, Texas ("Young"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

                              W I T N E S S E T H:

            WHEREAS, Buyer, Sellers and Young have entered into the Purchase Agreement; and

            WHEREAS, Buyer, Sellers and Young desire to amend the Purchase Agreement, in accordance with Section 11.6 thereof.

            NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Buyer, each Seller and Young agree as follows:

            1) Amendment to Section 1.1. Section 1.1 of the Purchase Agreement is hereby amended as follows:

            (a)   The following definitions shall be added to Section 1.1:

            "Aggregate General Indemnity Cash" means $21,521,383.62 in cash or immediately available funds.

            "Aggregate General Indemnity Shares" means the aggregate number of shares of Instinet Common Stock equal to the quotient of $38,478,625.75 divided by the Instinet Share Price determined as of the Closing Date.

            "Aggregate Grigsby Cash" means $9,618,949.99 in cash or immediately available funds.

            "Aggregate Grigsby Shares" means an aggregate number of shares of Instinet Common Stock equal to the quotient of $381,035.89 divided by the Instinet Share Price determined as of the Closing Date.

            "Aggregate Stock Consideration" means an aggregate number of shares of Instinet Common Stock equal to the quotient of $49,999,996.92 divided by the Instinet Share Price determined as of the Closing Date.

            "Austin-Las Cimas Lease" shall have the meaning specified in Section 5.14.



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
            "Contingency Deposit Amount" means the Contingency Escrow Amount less the McEntire Contingency Escrow Share.

            "Contingent Tax Liabilities" means the two potential tax liabilities of the ProTrader Group previously identified by the Class A Unit Holders and Buyer.

            "EIN" means, with respect to Persons listed on Schedule 8.1, the last 4 digits of such Person's social security number, or, such other code as ProTrader LP uses to identify such Person.

            "Grigsby Deposit Amount" means the Grigsby Escrow Amount less the McEntire Grigsby Escrow Share.

            "Grigsby Escrow Amount" means the Aggregate Grigsby Cash plus the Aggregate Grigsby Shares.

            "Houston Deposit Amount" means the Houston Interests Escrow Amount less the McEntire Houston Escrow Share.

            "Indemnity Deposit Amount" means (i) an amount of cash or immediately available funds equal to the Aggregate General Indemnity Cash less the McEntire General Indemnity Cash and (ii) the Aggregate General Indemnity Shares less the McEntire General Indemnity Shares.

            "Initial Purchase Price" shall have the meaning specified in Section 2.2.

            "Lease Claims" shall have the meaning specified in Section 5.14.

            "Lease Claims Amount" means $700,000 in cash or immediately available funds.

            "Los Angeles Lease" shall have the meaning specified in Section
      5.14.

            "Management Appreciation Program" means the program for making incentive payments to certain members of management of the ProTrader Group.

            "Management Appreciation Program Amount" means an amount in cash or immediately available funds equal to $628,000, which is the aggregate amount to be paid pursuant to the Management Appreciation Program.

            "McEntire Advance" shall have the meaning specified in Section
      2.3(c).

            "McEntire Cash Consideration" means $7,338,460.00.

            "McEntire Class A Units" means the 670.930 Class A Units owned by McEntire as of the Closing Date.



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
            "McEntire Contingency Escrow Share" means an amount in cash or immediately available funds equal to the product of $4,500,000.01 multiplied by McEntire's Pro-Rata Portion.

            "McEntire Escrow Claim Amount" shall have the meaning specified in
      Section 2.4(f).

            "McEntire General Indemnity Cash" means an amount in cash equal to the product of the Aggregate General Indemnity Cash multiplied by McEntire's Pro-Rata Portion.

            "McEntire General Indemnity Shares" means the number of shares of Instinet Common Stock equal to the product of the Aggregate General Indemnity Shares multiplied by McEntire's Pro-Rata Portion.

            "McEntire Grigsby Cash" means an amount in cash equal to the product of the Aggregate Grigsby Cash multiplied by McEntire's Pro-Rata Portion.

            "McEntire Grigsby Shares" means the number of shares of Instinet Common Stock equal to the product of the Aggregate Grigsby Shares multiplied by McEntire's Pro-Rata Portion.

            "McEntire Houston Escrow Share" means the number of shares of Instinet Common Stock equal to the product of the Houston Interests Escrow Amount multiplied by McEntire's Pro-Rata Portion.

            "McEntire Indemnity Escrow Share" means McEntire's Pro-Rata Portion of the Indemnity Escrow Amount, consisting of (i) the McEntire General Indemnity Cash and the (ii) the McEntire General Indemnity Shares.

            "McEntire Purchase Price" has the meaning set forth in Section 2A.2 of this Agreement.

            "McEntire Grigsby Escrow Share" means McEntire's Pro-Rata Portion of the Grigsby Escrow Amount, consisting of (i) the McEntire Grigsby Cash and
      (ii) the McEntire Grigsby Shares.

            "McEntire Stock Consideration" means an aggregate number of shares of Instinet Common Stock equal to $3,863,131.00 divided by the Instinet Share Price determined as of the Closing Date.

            "Proprietary Trading Parties" shall have the meaning specified in
      Section 5.14.

            "Pro-Rata Portion" means, with respect to any Seller's or Young's participation in an escrow account established pursuant to Section 2.4, such Person's respective percent participation in such Escrow Account as reflected on Schedule 2.2 and, with respect to any Seller or Young for other purposes, such Person's respective percent contribution.



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
            "San Diego Lease" shall have the meaning specified in Section 5.14.

            "Second Closing" and "Second Closing Date" have the meanings set forth in Article IIA of this Agreement.

            "Section 8.1(b) Payments" shall have the meaning specified in
      Section 8.1(b).

            "Sellers' Reimbursement Account" means a bank account established for the benefit of Sellers and Young.

            "Tax Contingency Escrow Amount" means $1,100,000 in cash or immediately available funds.

            "Trader Appreciation Program" means the program for making incentive payments to customers of ProTrader LP or certain of its Affiliates.

            "Trader Appreciation Program Amount" means the amount in cash or immediately available funds equal to $ 2,957,529, which is the aggregate amount to be paid pursuant to the Trader Appreciation Program.

            "Transfer Agreement" shall have the meaning specified in Section
      5.14.

            "Transferred Leases" shall have the meaning specified in Section
      5.14.

            "Waiver" shall have the meaning specified in Section 8.1(a).

            (b) The definitions of the following terms set forth in the Agreement shall be deleted in their entirety, and the following shall be substituted in lieu thereof:

            "Cash Consideration" means an amount in cash or immediately available funds equal to $100,000,000 less the Redemption Obligation Amount.

            "Contingency Escrow Amount" means $4,500,000.01 in cash or immediately available funds.

            "Execution Escrow Amount" means $15,000,000 in cash or immediately available funds.

            "Houston Interests Escrow Amount" means (a) an aggregate number of shares of Instinet Common Stock equal to the quotient of $9,999,984.07 divided by the Instinet Share Price determined as of the Closing Date and
      (b) an amount in cash equal to $55.80.

            "Indemnity Escrow Amount" means Aggregate General Indemnity Cash plus the Aggregate General Indemnity Shares.

            "Instinet Common Stock" means the common stock, $0.01 par value, of Buyer.



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
            "Redemption Obligation Amount" means $6,949,645, which is the maximum amount payable to Grigsby as of the date hereof in respect of the Redemption Obligation.

            "Sellers' Expenses" means all fees and expenses payable to Bear, Stearns & Co. Inc. in connection with the transactions contemplated by this Agreement, the UAR payments and other fees and expenses (including legal and accounting) associated with the transaction, in each case in the amounts set forth in Schedule A.

            (c) The definitions of "Purchase Price" and "Sellers' Section 8.1 Payments" set forth in the Agreement shall be deleted in their entirety.

            2) Amendment to Article II. Article II of the Purchase Agreement is hereby deleted and amended to read in its entirety as follows:



                                   ARTICLE II

                                  FIRST CLOSING

      On October 1, 2001 (or such other day as the Parties may agree), the closing of the transactions provided for in this Agreement other than the transactions contemplated in Article IIA (the "Closing") shall be held (but only if all of the conditions set forth in Article VI (other than those conditions that are specified as applying only to the Second Closing) shall have been satisfied or waived prior to the Closing) at the offices of Instinet Group Incorporated, 3 Times Square, New York, NY 10036 (such date, the "Closing Date"). Each of the Parties hereby agrees that the following actions shall occur and be effective at and as of the Closing.

      2.1 Acquisition and Transfer of certain ProTrader LP Units and the ProTrader LLC Interests. In reliance upon the representations, warranties, covenants and agreements contained herein and upon the terms and subject to the conditions set forth in Article VI hereof, at the Closing:

            (A) Burch, Jamail and Overunder shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Burch, Jamail and Overunder, in each case free and clear of all Liens (other than Liens created by the terms of the ProTrader LP Partnership Agreement or the ProTrader LLC Limited Liability Company Agreement, as applicable, which, with respect to any holders (other than Buyer) of Units or ProTrader LLC Membership Interests as of or prior to Closing, shall be extinguished or irrevocably waived upon the Closing) (i) all of the Class A Units (other than the McEntire Class A Units) and (ii) one hundred percent (100%) of the ProTrader LLC Membership Interests (other than the ProTrader LLC Membership Interests owned by McEntire as of the Closing);

            (B) the Class B Unit Holders shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Class B Unit Holders, free and clear of all Liens (other than Liens created by the terms of the ProTrader LP Partnership Agreement or the ProTrader LLC Limited Liability Company Agreement, as applicable, which,


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with respect to any holders (other than Buyer) of Units or ProTrader LLC
Membership Interests as of or prior to Closing, shall be extinguished or irrevocably waived upon the Closing) all of the Class B Units; and

            (C) the Class C Units Holders shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Class C Unit Holders, free and clear of all Liens (other than Liens created by the terms of the ProTrader LP Partnership Agreement or the ProTrader LLC Limited Liability Company Agreement, as applicable, which, with respect to any holders (other than Buyer) of Units or ProTrader LLC Membership Interests as of or prior to Closing, shall be extinguished or irrevocably waived upon the Closing), all of the Class C Units.

      2.2 Initial Purchase Price. The aggregate consideration (the "Initial Purchase Price") for the Class A Units (other than the McEntire Class A Units), the Class B Units (if any), the Class C Units and the ProTrader LLC Membership Interests owned by the Sellers (other than McEntire) shall be (i) the Cash Consideration less the McEntire Cash Consideration and (ii) the Aggregate Stock Consideration less the McEntire Stock Consideration.

      2.3   Payment Priority.

      (a) At, or where indicated below promptly after, the Closing, the Initial Purchase Price shall be paid in the following manner: (i) Buyer shall deliver the Indemnity Deposit Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with Section 2.4(a), (ii) unless the purchase of the Houston Interests is consummated at or prior to Closing, Buyer shall deliver the Houston Deposit Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with Section 2.4(b), (iii) Buyer shall deliver the Contingency Deposit Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with Section 2.4(c), (iv) Buyer shall deliver the Execution Escrow Amount pursuant to the terms of the Escrow Agreement in accordance with Section 2.4(d), (v) Buyer shall deliver the Grigsby Escrow Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with Section 2.4(e), (vi) Buyer shall pay, at or promptly after the Closing, to the Persons specified on Schedule A on behalf of ProTrader LP out of the Cash Consideration an amount equal to the aggregate Sellers' Expenses less an amount equal to the product of (x) the aggregate Sellers' Expenses multiplied by (y) 8.75377%, (vii) Buyer shall, as promptly as practical after the Closing, pay on behalf of ProTrader LP out of the Cash Consideration an amount equal to (x) a portion of the Section 8.1(b) Payments equal to $1,370,652 plus $ 2,262,861 (which equals the aggregate amounts indicated in the column "Vested Obligation" on Schedule 8.1 with respect to the holders of vested Options) to the Persons whose EINs are set forth on Schedule 8.1 plus the Trader Appreciation Program Amount to the Persons to whom such amounts are to be paid plus the Management Appreciation Program Amount to the Persons to whom such amounts are to be paid less (y) an amount equal to the sum of the amounts listed above in Section 2.3(a)(vii)(x) multiplied by 8.75377% and (viii) Buyer shall deposit out of the Cash Consideration an amount equal to $3,727,838.00 in cash or immediately available funds into the Sellers' Reimbursement Account, in accordance with the wire transfer instructions previously provided to Buyer. The Trader Appreciation Program Amount shall be paid to such Persons, in such amounts, and subject to such terms and conditions as set by McEntire in his reasonable discretion. Buyer shall endeavor in good faith to obtain


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releases, in a form reasonably satisfactory to the Seller's Representative, from the recipients of such payments prior to making such payments. To the extent that the actual aggregate dollar amount of the invoices delivered in connection with the expenses itemized on Schedule A is less than the aggregate amounts reflected on Schedule A, Buyer shall cause the difference to be deposited in the Seller's Reimbursement Account, as promptly as practicable after the payment in full of such invoices. Buyer shall pay the remaining Initial Purchase Price to the Persons as specified in Section 2.3(b). The Parties acknowledge that the amounts paid pursuant to Section 2.3(a)(vii) (other than the amount related to the Trader Appreciation Program) are obligations of ProTrader LP that accrued immediately prior to, and as a result of, the Closing and shall be paid by, or on behalf of, ProTrader LP promptly after the Closing and that any tax deduction related to such amounts (other than the amount related to the Trader
Appreciation Program) shall be taken into account on a tax return for ProTrader LP for the period ending on the Closing Date.

      (b) Buyer shall wire transfer the remainder of the Cash Consideration (other than (i) the McEntire Cash Consideration or (ii) any portion of the Cash Consideration to be paid to the Houston Trader Group at the Closing) to the Sellers (other than McEntire) and Young in the amounts specified on Schedule 2.2 as cash proceeds at close in immediately available funds to a bank account or bank accounts designated by Sellers no later than five (5) Business Days prior to the Closing and shall deliver to Sellers (other than McEntire) and Young the portion of the Stock Consideration specified as stock proceeds at close on
Schedule 2.2.

      (c) In addition to the amounts to be paid in accordance with Sections 2.3(a) and 2.3(b), the following amounts shall be paid at, or where indicated below promptly after, the Closing in the following manner: (i) Buyer shall pay to the Persons specified on Schedule A on behalf of ProTrader LP an amount equal to the aggregate Sellers' Expenses multiplied by 8.75377%, (ii) Buyer shall promptly after the Closing pay in accordance with Section 2.3(a) on behalf of ProTrader LP an amount equal to the product of (A) the sum of the amounts listed in Section 2.3(a)(vii)(x) multiplied by (B) 8.75377% and (iii) Buyer shall deposit an amount equal to $357,633.00 in cash or immediately available funds into the Sellers' Reimbursement Account, in accordance with the wire transfer instructions previously provided to Buyer. The amounts paid at Closing by Buyer pursuant to this Section 2.3(c) shall bear interest at a rate of 5% per annum and shall be considered an advance (such amounts, including accrued interest, the "McEntire Advance") of (x) a portion of the McEntire Cash Consideration to be paid by Buyer at the Second Closing and (y) any other amounts to be paid by Buyer or any of its Affiliates to McEntire under any agreement between Buyer, or any of its Affiliates, and McEntire. The McEntire Advance may be deducted by Buyer from the McEntire Purchase Price in accordance with Section 2A.2 or, if the Second Closing does not occur prior to January 2, 2002, from any other amounts to be paid by Buyer or any of its Affiliates to McEntire under any agreement between Buyer, or any of its Affiliates, and McEntire. The Parties acknowledge that the amounts paid by Buyer pursuant to Section 2.3(c)(ii) (other than the amount related to the Trader Appreciation Program) are obligations of ProTrader LP that accrued immediately prior to, and as a result of, the Closing and shall be paid by or on behalf of ProTrader LP promptly after the Closing and that any tax deduction related to such amounts shall be taken into account on a tax return for ProTrader LP for the period ending on the Closing Date.



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
      2.4   Escrow Accounts.

      (a) Buyer shall place the Indemnity Deposit Amount into an escrow account (or separate escrow accounts) (the "Indemnification Escrow Account") pursuant to the Escrow Agreement (as defined below). Subject to the other provisions of this Section 2.4, the Indemnity Deposit Amount shall be maintained to provide Buyer with payment of indemnification claims that may become owing by the Class A Unit Holders under the provisions of this Agreement. Such escrow will be established pursuant to an escrow agreement, dated the date hereof (the "Escrow Agreement") among Buyer, Sellers, Young and Comerica Securities, Inc. (the "Escrow Agent") in a form agreed to by Buyer, Sellers, Young and the Escrow Agent. The Indemnity Deposit Amount, together with the McEntire Indemnity Escrow Share to be delivered to the Escrow Agent pursuant to Section 2A.4, constitute the Indemnification Escrow Amount. On the first anniversary of the Closing and subject to the last sentence of this Section 2.4(a), any portion of the Indemnification Escrow Amount that has not been released to Buyer for the payment of such amounts as may be due under Section 9.2 and are not subject to pending indemnification claims shall be released to the Class A Unit Holders in their respective percent participation in the Indemnification Escrow Account and in accordance with the terms of the Escrow Agreement. Any portion of the Indemnification Escrow Amount that is not so released pending an indemnification claim shall be released when the claim is resolved. Anything in this Section 2.4(a) to the contrary notwithstanding, (i) the Tax Contingency Escrow Amount shall remain in the Indemnification Escrow Account until the later to occur of
(x) the lapse of all applicable statutes of limitations for any claims relating to the Contingent Tax Liabilities or (y) the final termination of any audit relating to the Contingent Tax Liabilities if such audit shall have commenced prior to the occurrence of (x); provided that, after the first anniversary of the Closing, the Class A Unit Holders may substitute for the Tax Contingency Amount in escrow an irrevocable letter of credit for the benefit of Buyer in a form reasonably satisfactory to Buyer, for a term no shorter than the term that would have applied to the escrow of such Tax Contingency Amount in the absence of such substitution and in an amount equal to the Tax Contingency Escrow Amount and (ii) the Lease Claims Amount shall remain in the Indemnification Escrow Account until the earlier to occur of (x) the receipt by Buyer of releases duly executed by the lessors under the Transferred Leases, releasing each member of the ProTrader Group, which is the lessee or is otherwise liable under the applicable Transferred Lease from the Lease Claims, (y) the lapse of all applicable statutes of limitations for any claims relating to the Lease Claims or (z) the termination of all Transferred Leases and the receipt by Buyer of evidence (in a form reasonably satisfactory to Buyer) that all rent owed and other amounts due under the Transferred Leases have been paid in full.

      (b) Unless the purchase of the Houston Interests is consummated at or prior to the Closing, Buyer also shall place the Houston Deposit Amount in separate subaccounts of the Indemnification Escrow Account (or in separate escrow accounts) pursuant to the Escrow Agreement. The Houston Deposit Amount, together with the McEntire Houston Escrow Share to be delivered to the Escrow Agent pursuant to Section 2A.4, constitute the Houston Interests Escrow Amount. The Houston Interests Escrow Amount shall be used to compensate Buyer for, or to allow Buyer to pay on behalf of itself or the ProTrader Group, any liability relating to the subject matter of Section 5.7 and shall be maintained until the closing of the purchase of Houston Interests pursuant to Section 5.7. Buyer, Sellers and Young agree that the Houston Interests


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Escrow Amount (i) does not represent an acknowledgement on the part of any Party on the amount of any potential liability to the Trader Group and (ii) is substantially in excess of any such potential liability. Notwithstanding the preceding sentence, Buyer, Sellers and Young agree that Buyer shall be entitled to obtain up to the full amount of the Houston Interests Escrow Amount in order to compensate Buyer for, or to allow Buyer to pay on behalf of itself or the ProTrader Group, any liability relating to the subject matter of Section 5.7.
Any portion of the Houston Interests Escrow Amount that has not been released to Buyer and is not subject to a pending claim shall be released to Sellers and Young based on their respective Pro-Rata Portion of such Escrow Amount upon the earlier to occur of (i) the consummation of the acquisition of the Houston Interests pursuant to the Tag-Along Agreement or (ii) the lapse of all applicable statutes of limitations for any claim or potential claim under
Section 5.7.

      (c) Buyer also shall place the Contingency Deposit Amount in separate subaccounts of the Indemnification Escrow Account (or in separate escrow accounts) pursuant to the Escrow Agreement. The Contingency Deposit Amount, together with the McEntire Contingency Escrow Share to be delivered to the Escrow Agent pursuant to Section 2A.4, constitute the Contingency Escrow Amount. The Contingency Escrow Amount shall be used to compensate Buyer for, or to allow Buyer to pay on behalf of itself or the ProTrader Group, any liability relating to the subject matter of Section 5.10. Buyer, Sellers and Young hereby agree and acknowledge that nothing in this Section 2.4(c) is or shall be deemed an admission or recognition by any Party of liability with respect to any claim or potential claim that may be brought against such Party with respect to the subject matter hereof. In addition, Buyer, Sellers and Young agree that the Contingency Escrow Amount represents a substantial over-collateralization for any foreseeable liability arising out of the subject matter hereof. Notwithstanding the preceding sentence, Buyer, Sellers and Young agree that Buyer shall be entitled to obtain up to the full amount of the Contingency Escrow Amount in order to compensate Buyer for, or to allow Buyer to pay on behalf of itself or the ProTrader Group, any liability relating to the subject matter of Section 5.10. Any portion of the Contingency Escrow Amount not released to Buyer or subject to a pending claim shall be released to Sellers and Young based on their respective Pro-Rata Portion of such Escrow Amount upon the earliest to occur of (i) settlement of all claims arising pursuant to Section
5.10 or (ii) the lapse of all applicable statutes of limitations for any claim or potential claim under Section 5.10.

      (d) Buyer also shall place the Execution Escrow Amount in escrow, such escrow to be maintained until sixty (60) days after the third anniversary of the Closing Date to provide for the payment of certain minimum commission amounts that will be owed under the Execution Agreement. Such escrow will be established pursuant to the Escrow Agreement. On a monthly basis (and for each month, in no event later than the 15th calendar day of the succeeding month), for every $1 million of Fees (as defined in the Execution Agreement) accrued under the Execution Agreement, an aggregate of $500,000 from the Execution Escrow Amount shall be released to Burch, Jamail and Overunder, to be divided among them according to their respective Pro-Rata Shares (as defined in the Execution Agreement). If Buyer or any of its Affiliates have not received the minimum commission payments due under the Execution Agreement within 3 days of such amounts being due, Buyer shall be entitled to obtain payment of all or a portion of such minimum commission payment due from the Execution Escrow Amount.



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
      (e) Buyer also shall place the Grigsby Deposit Amount in separate subaccounts of the Indemnification Escrow Account (or in separate escrow accounts) pursuant to the Escrow Agreement. The Grigsby Deposit Amount, together with the McEntire Grigsby Escrow Share to be delivered to the Escrow Agent pursuant to Section 2A.4 constitutes the Grigsby Escrow Amount. The Grigsby Escrow Amount shall be used to compensate Buyer for, or to allow Buyer to pay on behalf of itself or the ProTrader Group, any amounts owed to Grigsby (whether under the Redemption Agreement or otherwise) in excess of the Redemption Obligation Amount (x) by any member of the ProTrader Group or (y) by Buyer as the result of the transactions contemplated by this Agreement. Buyer, Sellers and Young hereby agree and acknowledge that nothing in this Section 2.4(e) is or shall be deemed an admission or recognition by any Party of liability with respect to any claim or potential claim that may be brought against such Party with respect to the subject matter hereof. Notwithstanding the preceding sentence, Buyer, Sellers and Young agree that Buyer shall be entitled to obtain up to the full amount of the Grigsby Escrow Amount in order to compensate Buyer for, or to allow Buyer to pay on behalf of itself or the ProTrader Group, any liability relating to the subject matter hereof. Any portion of the Grigsby Escrow Amount not released to Buyer or subject to a pending claim shall be released to Sellers and Young based on their respective Pro-Rata Portion of such Escrow Amount upon the earliest to occur of (i) the settlement of all claims by Grigsby against Buyer or any member of the ProTrader Group or (ii) the lapse of all applicable statutes of limitations for any claim or potential claim that could by brought by Grigsby (x) against any member of the ProTrader Group or (y) against Buyer as the result of the transactions contemplated by this Agreement. Notwithstanding any other provision herein to the contrary, the Parties agree that any amounts owed to Buyer pursuant to this Section 2.4(e) shall be offset to the extent of any amounts paid by Grigsby to ProTrader LP or any of its Affiliates pursuant to the indemnification provisions of the Grigsby Redemption Agreement.

      (f) Anything in this Agreement to the contrary notwithstanding, the McEntire Indemnity Escrow Share, the McEntire Houston Escrow Share, the McEntire Contingency Escrow Share and the McEntire Grigsby Escrow Share shall be deemed to have been deposited into escrow as of the Closing to cover McEntire's share of the escrow obligations under this Section 2.4 and the Escrow Agreement. McEntire hereby agrees to be responsible for, and to pay, his Pro-Rata Portion of any payments to be made pursuant to the applicable terms of this Agreement and the Escrow Agreement. In the event Buyer makes a valid claim payable under the Escrow Agreement prior to the actual deposit in escrow of the McEntire Indemnity Escrow Share, the McEntire Houston Escrow Share, the McEntire Contingency Escrow Share and the McEntire Grigsby Escrow Share, McEntire's Pro-Rata Portion of all such claims (the "McEntire Escrow Claim Amount") will be deemed to be deducted from the applicable subaccount for the purposes of determining the other Sellers' respective Pro-Rata Portions and the McEntire Purchase Price shall be reduced by the McEntire Escrow Claim Amount or, if the Second Closing has not occurred on or before January 2, 2002 (or such later date as mutually agreed by Buyer and McEntire), McEntire shall promptly pay the McEntire Escrow Claim Amount to Buyer.

      (g)   On or after the Closing Date upon three Business Days' notice to
Buyer:

                  (i) any Class A Unit Holder may substitute an amount in cash for such Class A Unit Holder's Pro-Rata Portion of the shares of Instinet Common Stock then held in escrow pursuant to Section 2.4(a) (or any portion thereof) equal to such Seller's Pro-Rata Portion of $38,478,625.75 less amounts previously paid out pursuant to the indemnification provisions of this Agreement and the Escrow Agreement;

                  (ii) any Seller or Young may substitute an amount in cash for such Person's Pro-Rata Portion of the shares of Instinet Common Stock then held in escrow pursuant to Section 2.4(b) (or any portion thereof) equal to such Person's Pro-Rata Portion of $9,999,984.07 less amounts previously paid out pursuant to the indemnification provisions of this Agreement and the Escrow Agreement; and

                  (iii) any Seller or Young may substitute an amount in cash for such Person's Pro-Rata Portion of the shares of Instinet Common Stock then held in escrow pursuant to Section 2.4(e) (or any portion thereof) equal to such Person's Pro-Rata Portion of $381,035.89 less amounts previously paid out pursuant to the indemnification provisions of this Agreement and the Escrow Agreement;

                  (iv) in the event that all of the Instinet Common Stock held in escrow pursuant to Sections 2.4(a), 2.4(b) or 2.4(e) has been substituted with cash pursuant to this Section 2.4(g), any Class A Unit Holder, with respect to Section 2.4(a), or any Seller or Young, with respect to Sections 2.4(b) or 2.4(e), may withdraw such Person's Pro-Rata Portion of any amount then held in such escrow in excess of $50,000,000, with respect to Section 2.4(a), $10,000,000, with respect to Sections 2.4(b) and $381,035.89, with respect to Section 2.4(e).

      2.5   Closing and Pre-Closing Deliveries.

      (a) Sellers shall deliver to Buyer, no later than five (5) Business Days prior to the Closing Date, (i) Schedule 2.2 setting forth (A) for each Seller, the number of Class A Units, Class B Units, Class C Units and Class D Units and percentage of ProTrader LLC Membership Interests, as applicable, that such Sellers shall convey to Buyer at the Closing pursuant to Section 2.1 (or, in the case of McEntire, that will be conveyed at the Second Closing) and (B) each of the Sellers' and Young's Pro-Rata Portion, (ii) a certificate duly executed by the Class A Unit Holders certifying the Redemption Obligation Amount as of the Closing Date and detailing any amounts paid to Grigsby in connection with the Redemption Obligation since May 31, 2001, (iii) Schedule A setting forth the Sellers' Expenses and (iv) an updated Schedule 8.1.

      (b) No later than five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a completed consolidated statement of income of ProTrader LP from May 31, 2001 until the date of delivery, duly executed by the Class A Unit Holders, setting forth the Class A Unit Holders' good faith estimate of the consolidated net income of ProTrader LP (the "Interim Net Income Statement").

      (c) At the Closing, the Parties shall exchange the documents referred to in Article VI, Burch, Jamail and Overunder shall deliver to Buyer assignments and other instruments in form and substance reasonably acceptable to Buyer evidencing the sale, assignment, transfer and conveyance (including the waiver of any preemptive rights, rights of first refusal, tag-along rights or other similar rights pursuant to any ProTrader Constituent Document) to Buyer of the Class A Units (other than the McEntire Class A Units) and the ProTrader LLC Membership Interests (other than the Membership Interests owned by McEntire), the Class B Unit Holders, if any, shall deliver to Buyer assignments and other instruments in form and substance reasonably acceptable to Buyer evidencing the sale, assignment, transfer and conveyance (including the waiver of any preemptive rights, rights of first refusal, tag-along rights or other similar rights pursuant to any ProTrader Constituent Document) to Buyer of the Class B Units, and the Class C Unit Holders shall deliver to Buyer assignments and other instruments in form and substance reasonably acceptable to Buyer evidencing the sale, assignment, transfer and conveyance (including the waiver of any preemptive rights, rights of first refusal, tag-along rights or other similar rights pursuant to any ProTrader Constituent Document) to Buyer of the Class C Units. In addition, at the Closing each of Burch, Jamail, Kershner and McEntire shall deliver to Buyer his resignation from the Management Committee of the general partner of ProTrader LP.

      (d) In the event that Buyer disputes the Interim Net Income Statement, Buyer shall, no later than 30 days after the Closing Date, describe to Sellers in reasonable written detail the basis for such dispute, and Buyer and Sellers shall promptly negotiate in good faith to resolve such dispute. If Buyer fails to deliver such a notice of dispute within such 30-day period, Buyer shall be deemed to have accepted as final such Interim Net Income Statement. If Buyer delivers to Seller a notice of dispute and if such dispute is not resolved within 30 days after Buyer shall have notified Sellers of its basis for such dispute, then the specific matters in dispute shall be submitted to a nationally recognized independent accounting firm (other than PricewaterhouseCoopers LLP or Ernst and Young) reasonably acceptable to Buyer and Sellers. Buyer shall have the right to examine and make copies of any work papers, including the work papers of Ernst & Young, used in connection with the preparation of the Interim Net Income Statement.

            Such accounting firm shall be requested to provide its resolution of the matters in dispute within 30 days of submission thereof to such firm, and the determination of such accounting firm in respect of each of the matters in dispute shall be conclusive and binding on Buyer and Sellers save for manifest error. The determination of such firm shall be final and determinative. Payment of the amount of any adjustment shall be made by wire transfer of immediately available funds to the prevailing Party within two Business Days of the final determination thereof.

      The fees and expenses of such accounting firm shall be (i) paid by Sellers, if the excess (the "Interim Net Income Differential") of the consolidated net income of ProTrader as set forth on the Interim Net Income Statement over the consolidated net income of ProTrader as determined by such accounting firm is greater than 5%, (ii) shared equally by Sellers (in the aggregate) and Buyer if the Interim Net Income Differential is equal to or less than 5% and equal to or greater than 1%, and (iii) paid by Buyer if the Interim Net Income Differential is less than 1%.

            3) New Article IIA. The Purchase Agreement is amended by adding the following new Article IIA immediately following Article II thereof:



                                   ARTICLE IIA

                                 SECOND CLOSING

      On January 2, 2002 (or such other day as Buyer and McEntire may agree), the closing of the transactions provided for in this Article IIA (the "Second Closing") shall be held (but only if all the conditions set forth in Section 6.3 shall have been satisfied or waived prior to the Second Closing) at the offices of Instinet Group Incorporated, 3 Times Square, New York, NY 10036 (such date, the "Second Closing Date").

      2A.1 Acquisition and Transfer of Class D Units, McEntire Class A Units and ProTrader LLC Interest. In reliance upon the representations, warranties, covenants and agreements contained herein and subject to the conditions set forth in Section 6.3, at the Second Closing McEntire shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, and accept from McEntire, free and clear of all Liens, all of the Class D Units, the McEntire Class A Units, and the ProTrader LLC Membership Interests owned by McEntire as of the Closing, together with all property other than cash received by McEntire as distributions on any such Units or Membership Interests between the Closing and the Second Closing.

      2A.2 McEntire Purchase Price. The aggregate consideration for the Class D Units, the McEntire Class A Units, the Membership Interests and any other property sold pursuant to Section 2A.1 (the "McEntire Purchase Price") shall be
(i) the sum of (x) the McEntire Stock Consideration and (y) the McEntire Cash Consideration less (ii) the sum of (x) any amount of the McEntire Advance still owed by McEntire to Buyer as of Second Closing and (y) the McEntire Escrow Claim Amount.

      2A.3  Payment Priority.

      (a) At the Second Closing, the McEntire Purchase Price shall be paid in the following manner: (i) Buyer shall deliver the McEntire Indemnity Escrow Share to the Escrow Agent pursuant to the Escrow Agreement in accordance with
Section 2A.4(a), (ii) unless the purchase of the Houston Interests is consummated at or prior to the Second Closing, Buyer shall deliver the McEntire Houston Escrow Share to the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with Section 2A.4(b), (iii) Buyer shall deliver the McEntire Contingency Escrow Share to the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with Section 2A.4(c) and (iv) Buyer shall deliver the McEntire Grigsby Escrow Share to the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with Section 2A.4(d). Buyer shall pay the remaining McEntire Purchase Price to McEntire as specified in Section 2A.3(b).

      (b) Buyer shall wire transfer the McEntire Cash Consideration (other than any portion thereof to be paid to any other Person in accordance with
Section 2A.3(a) or to be placed into
escrow pursuant to Section 2A.4) to McEntire in immediately available funds to the bank account previously designated by McEntire.

      2A.4  McEntire Escrow

      (a) Buyer shall place the McEntire Indemnity Escrow Share in the Indemnification Escrow Account.

      (b) Unless the purchase of the Houston Interests is consummated at or prior to the Second Closing, Buyer shall place the McEntire Houston Escrow Share in the subaccount of the Indemnification Escrow Account (or a separate escrow account) referenced in Section 2.4(b).

      (c) Buyer shall place the McEntire Contingency Escrow Share in the subaccount of the Indemnification Escrow Account (or a separate escrow account) referenced in Section 2.4(c).

      (d) Buyer shall place the McEntire Grigsby Escrow Share in the subaccount of the Indemnification Escrow Account (or a separate escrow account) referenced in Section 2.4(e).

      2A.5 Second Closing Deliveries. At the Second Closing, McEntire shall deliver to Buyer the certificate referred to in Section 6.3 and assignments and other instruments in form and substance reasonably acceptable to Buyer evidencing the sale, assignment, transfer and conveyance (including the waiver of any preemptive rights, rights of first refusal, tag-along rights or other similar rights pursuant to any ProTrader Constituent Document) to Buyer of the Class D Units, the McEntire Class A Units, the ProTrader LLC Membership Interests owned by McEntire as of the Closing and any other property transferred by McEntire in accordance with Section 2A.1.

            4) Amendment to Section 3.4(f): Section 3.4(f) of the Purchase Agreement is hereby amended in its entirety to read as follows:

      (f) As of the date hereof, the maximum amount payable to Grigsby in respect of the Redemption Obligation is $6,949,645. All amounts due and payable to Grigsby through the date hereof in accordance with the Redemption Obligation have been paid. The aggregate amount that ProTrader Group owes to Grigsby, whether contingent or otherwise and whether arising under the Grigsby Redemption Agreement or otherwise, does not exceed $6,949,645.

            5) Amendment to Section 5.13: Section 5.13 of the Purchase Agreement is hereby amended in its entirety to read as follows:

      5.13  Amendment of or Waiver Under ProTrader Constituent Documents

      (a) Effective as of the Closing, Article 12 of the ProTrader LP Partnership Agreement and Article 14 of the ProTrader LLC Limited Liability Company Agreement shall terminate and have no force and effect and Sellers shall irrevocably waive any rights to indemnification pursuant to such Articles (except with respect to liabilities arising prior to the Closing that are duly recorded on the Interim Financial Statements).

      (b) Effective as of the Closing, Section 6.1 of the ProTrader LP Partnership Agreement shall be amended to read as follows:

            6.1 Distributable Cash. Subject to Sections 3.3 and 3.5, Distributable Cash shall be distributed to the Holders from time to time at the sole discretion of the Management Committee of the General Partner.

      (c) Effective as of the Closing, Section 9.7 of the ProTrader LLC Limited Liability Company Agreement shall be amended to read as follows:

            9.7 Distributable Cash. Subject to Sections 7.3 and 7.5, Distributable Cash of the Company shall be distributed to the Members pro rata in accordance with their respective Membership Interests from time to time at the sole discretion of the Management Committee.

            6) New Section 5.14. The Purchase Agreement is amended by adding the following new Section 5.14 immediately following Section 5.13 thereof.

      5.14 Certain Transferred Leases. Pursuant to that certain Transfer Agreement (the "Transfer Agreement"), dated as of August 31, 2001, by and among PROTRADER TRADING LLC, PTPHC, LP, Burch, Jamail, Overunder (collectively, the "Proprietary Trading Parties") and ProTrader LP, ProTrader LP transferred its rights and agreed to cause its Affiliates to transfer their rights, if any, under certain office leases (the "Austin-Las Cimas Lease, the "San Diego Lease" and the "Los Angeles Lease" as described on Schedule 1.1 (d) to the Transfer Agreement and collectively, the "Transferred Leases") to the Proprietary Trading Parties. Burch, Jamail and Overunder shall use their reasonable best efforts to obtain releases duly executed by the lessors under the Transferred Leases, releasing each member of the ProTrader Group, which is the lessee or is otherwise liable under the Transferred Leases from any claims (the "Lease Claims") such lessors may have against such member or members of the ProTrader Group (x) arising on or after August 31, 2001 with respect to the San Diego Lease and the Los Angeles Lease and (y) arising prior to, on or after August 31, 2001 with respect to the Austin-Las Cimas Lease. Notwithstanding the foregoing and without limiting any of the Buyer's rights under this Agreement, the Parties acknowledge that the Lease Claims shall be considered Proprietary Trading Business Liabilities for purposes of Section 9.2.

      5.15 Additional Agreements Related to Grigsby. (a) On a quarterly basis beginning at the end of the fiscal quarter in which the Closing occurs, to the extent that the aggregate amount of the payments made to Grigsby under the Grigsby Redemption Agreement during such quarter is less than $637,500, Buyer agrees, within 5 days of the end of the quarter, to pay such difference to the Escrow Agent for deposit into the Grigsby Escrow Account.

      (b) Buyer authorizes Sellers to offer to Grigsby solely in connection with the settlement in full of all potential claims that Grigsby may have under the Grigsby Redemption Obligation or otherwise, a payment of the Redemption Obligation Amount on an accelerated basis, and Buyer agrees to pay such amount; provided that, such payment is, in whole or in part, in consideration for a general release of all claims that Grigsby may have against Buyer, ProTrader LP, ProTrader LLC or any of their respective Subsidiaries.

            7) Amendment to Article VI: Article VI of the Purchase Agreement is hereby amended as follows.

            (a) Section 6.2(i) is hereby deleted and amended to read, in its entirety, as follows:

      (i) Buyer shall have established an irrevocable stand-by letter of credit from a lending institution with a rating of A-1 plus (as issued by Moodys or Standard & Poors) in support of ProTrader LP's obligations to Grigsby under the Grigsby Redemption Agreement, in an aggregate amount equal to $6,949,645.

            (b)   Section 6.2 (j) is hereby deleted in its entirety.

            (c) The following new Section 6.3 is hereby added immediately following Section 6.2 of the Purchase Agreement.

      6.3 Conditions to Second Closing. The obligations of Buyer to consummate the Second Closing are subject to the satisfaction at or prior to the Second Closing of each of the conditions set forth below; provided, however, that notwithstanding the failure of any or all of such conditions, Buyer may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any or all of such conditions, but only if a written waiver thereof is executed by Buyer:

      (a)   The Closing shall have occurred.

      (b)   Each of the representations and warranties of McEntire contained in
Section 3A.3 shall be true and correct in all material respects (other than such representations and warranties that are qualified by a materiality standard, which representations shall be true and correct in all respects) on and as of the Second Closing Date with the same force and effect as though the same had been made on the Second Closing Date.

      (c) All of the covenants and agreements required by this Agreement to have been performed and complied with by McEntire prior to or on the Second Closing Date shall have been performed and complied with prior to the Second Closing Date.

      (d) No preliminary or permanent injunction or other Judgment of any court restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect. No Proceedings shall have been instituted or threatened by any Person (including any Authority) seeking to prohibit, restrict or delay, declare illegal or to enjoin or obtain Damages from Buyer in respect of, the consummation of the transactions contemplated by
Article IIA.

      (e) No action shall have been taken by any Authority that would prohibit, restrict, delay, render illegal or enjoin the consummation of the transactions contemplated by Article IIA.

      (f) Buyer shall receive a certificate, dated as of the Second Closing Date, from McEntire as to the satisfaction of the conditions set forth in
Section 6.3(b) and (c).

            8) Amendment to Section 8.1. Section 8.1 of the Purchase Agreement is hereby amended in its entirety to read as follows:

            8.1   Stock Option.

            (a) At the Closing, each Option which (i) was vested as of July 23, 2001, (ii) is outstanding as of the Closing and (iii) is held by a Person
(x) who is listed as a holder of vested Options on Schedule 8.1 and (y) who on or prior to the Closing executes and delivers to ProTrader LP an "Options Surrender Agreement, Release, Waiver and Acknowledgement," substantially in the form attached as Exhibit E (the "Waiver") shall be cancelled and the holder of such Option shall be entitled to receive from ProTrader LP the amounts indicated in the column "Vested Obligation" opposite such holder's EIN on Schedule 8.1, which payment shall be in full settlement and satisfaction of the rights of such Option holder in respect of each such Option.

            (b) At the Closing, each Option which (i) was unvested as of July 23, 2001, (ii) is outstanding as of the Closing, and (iii) is held by a Person
(x) with a positive amount indicated in the column "Total Unvested Obligation" opposite such Person's EIN on Schedule 8.1 and (y) who on or prior to the Closing executes and delivers to ProTrader LP a Waiver shall be cancelled and the holder of such Option shall be entitled to receive from ProTrader LP, at the time and subject to the conditions set forth in Schedule 8.1, the cash payments indicated in the column "Total Unvested Obligation" opposite such holder's EIN on Schedule 8.1 in full settlement and satisfaction of the rights of such Option holder in respect of each such Option. Promptly following Closing, ProTrader LP shall pay to such holders those amounts (the "Section 8.1(b) Payments") indicated in the columns "Instinet Contribution-Payable Promptly After Closing" and "ProTrader Contribution-Payable Promptly After Closing" opposite each such holder's EIN on Schedule 8.1. At the time and subject to the conditions set forth on Schedule 8.1, ProTrader LP shall pay to such holders those amounts indicated in the column "Deferred Portion" opposite each such holder's EIN on
Schedule 8.1.

            (c) Pursuant to the terms of the Unit Option Plan, effective as of the Closing, each Option which was (i) unvested as of July 23, 2001, (ii) outstanding as of the Closing and (iii) held by a Person (x) with a positive amount indicated in the column "Total Unvested Obligation" opposite such Person's EIN on Schedule 8.1 and (y) who on or before the Closing, does not execute and deliver to ProTrader LP a Waiver shall be cancelled and all rights in respect of such Options of the holders thereof shall terminate and be forfeited without the receipt of any consideration in exchange for such cancellation, termination or forfeiture.

            9) Amendment to Sections 9.8 (a)(i) and 9.8(a)(ii). Sections 9.8
(a)(i) and 9.8(a)(ii) of the Purchase Agreement are hereby amended in their entirety to read as follows:

            (i) Notwithstanding any other provision of this Agreement (other than the last sentence of Section 9.10), neither Buyer nor Sellers shall have any liability for Damages under Sections 9.1, 9.2 or 9.3, respectively, or otherwise with respect to any breach of any representation or warranty except to the extent that the aggregate amount of such Damages exceeds, on a cumulative basis, $1,500,000; provided that neither Buyer nor Sellers shall be allocated liability for claims that do not exceed $10,000 for each independent claim or series of related claims (including, to the extent applicable, any claims brought by one Party against another after the $1,500,000 has be reached); provided further that (A) with respect to any breach of any representation or warranty contained in Section 3.4(e) (Net Capital) or Section 3.4(f) (Grigsby), or with respect to any payment owed under Section 2.5(d), no such thresholds shall apply, (B) any claims by Buyer with respect to items for which portions of the Purchase Price have been escrowed pursuant to Sections 2.4(b), 2.4(c), 2.4(d), 2.4(e), 2A.4(b), 2A.4(c) and 2A.4(d) shall not be considered in determining the thresholds in this Section 9.8(a) and no such threshold shall apply to such claims and (C) the limitations set forth in this Section 9.8(a)(i) shall not apply to any breach of any covenant or other agreement contained in this Agreement, including without limitation any claims arising under Article X. In the event that a Party brings a claim for an amount in excess of $1,500,000 (subject to the first proviso of the first sentence of this Section 9.8(a)(i)), such Party shall be entitled to indemnification for the full amount of all indemnified Damages (and, for avoidance of doubt, Buyer and Sellers shall be allocated liability for any independent or series of related claims exceeding $10,000).

            (ii) Notwithstanding anything in this Agreement to the contrary (other than the last sentence of Section 9.10), Sellers, on the one hand, and Buyer, on the other, shall not have any liability to the other for Damages (on a cumulative basis), whether pursuant to the indemnification provisions hereof or otherwise, for any breach of any representations or warranties in excess of the Maximum Indemnification Amount; provided that amounts paid to Buyer from the escrow accounts maintained pursuant to Sections 2.4(b), 2.4(c), 2.4(d), 2.4(e), 2A.4(b), 2A.4(c) and 2A.4(d) shall not be subject to, nor count towards, such $50,000,000 limit and such limit shall not apply to any breach of any representation or warranty contained in Section 3.4(f), or to any covenant or other agreement contained in this Agreement. The Maximum Indemnification Amount shall be $50,000,000 (fifty million dollars); provided that, if the Indemnity Escrow Value is less than $50,000,000 (fifty million dollars), the Maximum Indemnification Amount shall be an amount equal to the sum of (A) one-half of the difference between $50,000,000 and the Indemnity Escrow Value and (B) the Indemnity Escrow Value. The Indemnity Escrow Value shall equal the sum of (A) the amount of Cash Consideration placed in the Indemnification Escrow Account at the Closing and (B) the product of (x) the number of shares of Instinet Common Stock placed in the Indemnification Escrow Account at the Closing multiplied by
(y) the Instinet Share Price determined as of the day immediately following the seventh Nasdaq trading day of January 2002.

            10) Amendment to Section 11.9(a). Section 11.9(a) of the Purchase Agreement is hereby amended in its entirety to read as follows.

            (a) THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. Section 1441. Buyer hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently at 111 Eighth Avenue, New York, New York 10011 as its lawful agent to receive for and on its behalf service of process in the State of New York in any such action or proceeding. Each Seller hereby irrevocably designates, appoints and empowers Capitol Services, with offices currently at 40 Colvin Avenue, Suite 200, Albany, NY 12206 as its lawful agent to receive for and on its behalf service of process in the State of New York in any such action or proceeding. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to its address as specified in or pursuant to Section 11.1. Any service made on any Party's agent or its successor shall be effective when delivered regardless of whether notice thereof is given to the affected Party. If any Person or firm designated as agent hereunder shall no longer serve as agent of such Party to receive service of process in the State of New York, the Party so affected shall be obligated promptly to appoint a successor to so serve; and, unless and until such successor is appointed and the other Parties notified of the same in writing, service upon the last designated agent shall be good and effective. Each Party hereby agrees to maintain at all times an agent to receive service of process in the State of New York pursuant to this Section 11.9. The foregoing provisions of this Section 11.9 shall not affect, limit or prevent any Party from serving process in any other manner permitted by law.

            11) Amendment to Section 11.11. Section 11.11 of the Purchase Agreement is hereby amended in its entirety to read as follows:

            11.11 Sellers' Representative

            Sellers, Young and each of their respective spouses authorize and appoint David R. Burch as their sole representative and attorney-in-fact (the "Sellers' Representative") for all purposes related to this Agreement, with power to sign, on their behalf, all consents, notices, waivers, and documents necessary or convenient for the implementation of the transactions provided herein or related hereto including, without limitation (but only as from after the Closing Date), all amendments hereto. Sellers, Young and each of their respective spouses further agree that should such Sellers' Representative resign or become unable to fulfill its role hereunder they shall exercise their best efforts to appoint another Seller's Representative in his or her stead. Sellers, Young and their respective spouses may at any time remove such Sellers' Representative and appoint a replacement by providing written notice to Buyer; provided that, the removal of such Sellers' Representative or appointment of such replacement may be effected with the approval of any three of the Class A Unit Holders. The Sellers' Representative shall not be liable for any action taken by him or her in good faith except to the extent that a court of competent jurisdiction determines that the Sellers' Representative's gross negligence or willful misconduct was the primary cause for any loss to the Parties, or any of them.

            12) Authorization. Each Party hereto represents to the other that
(a) such Party has all necessary corporate power and authority to enter into this Amendment; (b) the execution and delivery by each party hereto of this Amendment have been duly authorized by all requisite corporate action on the part of such Party; and (c) this Amendment has been duly executed and delivered by each Party hereto.

            13) Purchase Agreement Remains in Effect. Except as expressly amended by this Amendment, the Purchase Agreement remains in full force and effect and nothing in this

Amendment shall otherwise affect any other provision of the Purchase Agreement or the rights and obligations of the Parties thereto.

            14) Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

            15) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment as of the date first above written.

                                          INSTINET GROUP INCORPORATED


                                          By:
                                             --------------------------------
                                             Name:
                                             Title:


                                          OVERUNDER, LLC


                                          By:
                                             --------------------------------
                                             Name: Andrew S. Kershner
                                             Title: Sole Member


                                          -----------------------------------
                                             David G. Jamail


                                          -----------------------------------
                                             David R. Burch


                                          -----------------------------------
                                             John A. McEntire, IV


                                          -----------------------------------
                                             John Bunda


                                          -----------------------------------
                                             Laura Horne


                                          -----------------------------------
                                             Currin Van Eman


                                          -----------------------------------
                                             Shayne Young

                                 SPOUSAL CONSENT

                                 October 1, 2001

            Each of the undersigned hereby consents to the terms of the amendment of even date herewith executed by each of their respective spouses, to that certain Interest Purchase Agreement dated as of July 23, 2001, by and among Instinet Group Incorporated, David G. Jamail, David R. Burch, Overunder, LLC, John A. McEntire, IV, John Bunda, Laura Horne, Currin Van Eman and Shayne Young. This consent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                                                ------------------------------
                                                Phyllis Burch


                                                ------------------------------

                                                Sharon Jamail


                                                ------------------------------
                                                Lisa McEntire


                                                ------------------------------
                                                Aaron Horne


                                                ------------------------------
                                                Lynn Van Eman


                                                ------------------------------
                                                Leona Slepetis


                                                ------------------------------
                                                Amy Young